As filed with the Securities and Exchange Commission on June 12 , 2003
Registration No. 333- 105946

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FIRST SECURITY GROUP, INC.
(Exact name of Registrant as specified in its charter)

Tennessee	58-2461486

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

817 Broad Street, Chattanooga, Tennessee 37402

(Address of principal executive offices and zip code)

FIRST SECURITY GROUP, INC. 2002 LONG-TERM INCENTIVE PLAN AND
SECOND AMENDED AND RESTATED 1999 LONG TERM INCENTIVE PLAN OF FIRST SECURITY GROUP, INC.
(Full Title of the Plans)

Rodger B. Holley
First Security Group, Inc.
817 Broad Street
Chattanooga, Tennessee 37402

 (Name and address of agent for service)

(423) 266-2000

 (Telephone number, including area code, of agent for service)

Copy to:
Kathryn L. Knudson, Esq.
Powell, Goldstein, Frazer & Murphy LLP
191 Peachtree Street, N.E., 16th Floor
Atlanta, Georgia 30303
(404) 572-6952

CALCULATION OF REGISTRATION FEE

Title of Each Class Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value	1,020,000 shares (1)	$8.33 (2)	$8,496,600 (3)	$687.40

(1)   Representing 780,000 shares to be issued and sold by the Registrant under the Second Amended and Restated 1999 Long Term Incentive Plan of First Security Group, Inc. and 240,000 shares to be issued and sold by the Registrant under the First Security Group, Inc. 2002 Long-Term Incentive Plan. The Registration Statement also covers such indeterminable number of additional shares as may become issuable to prevent dilution in the event of a stock split, stock dividend, reclassification or other similar transaction pursuant to the terms of the Plans.

(2)   The per share sales price of the Registrant’s Common Stock based on a sale that occurred on January 31, 2003, which is the sale closest to June 6 and June 12, 2003 known to the Registrant, adjusted for the Registrant’s 12 for 10 stock split in the form of 20% stock dividend to be distributed on June 16, 2003 to shareholders of record on June 2, 2003.

(3)   The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the Instructions to the Registration Statement on Form S-8 will be sent or given to participants in the Plans as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(1)  The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 000-49747);

(2)  The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (File No. 000-49747);

(3)  The Registrant’s Current Reports on Form 8-K dated and filed January 10 and April 7, 2003 and the Registrant’s Amendment to Current Report on Form 8-K dated and filed April 14, 2003 (all File No. 000-49747); and

(4)  The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A12G dated April 23, 2002 (File No. 000-49747), which incorporates by reference the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 dated April 20, 2001 (File No. 333-59338), as filed with the Securities and Exchange Commission, and any amendments to such Registration Statement on Form S-1 filed subsequently thereto, including any form of Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of the Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

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The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (iii) such officer or director breached his duty of care to the corporation.

First Security’s Articles of Incorporation and Bylaws provide that no director shall be personally liable to First Security or its shareholders for monetary damages for breach of any fiduciary duty as a director except for liability for (i) any breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-18-304 of the Tennessee Business Corporation Act, which provides that directors who vote for unlawful distributions of corporate funds will be held personally liable to the corporation for the amount of any such distribution, or (iv) for any act or omission occurring before the effective date of the Articles of Incorporation.

Item 7.    Exemption from Registration Claimed.

Not applicable.

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Item 8.     Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit
No.	Description

5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP with respect to the securities being registered, including consent.

23.	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of Joseph Decosimo and Company, LLP, independent auditors.

24.1	Power of Attorney ( previously filed with the Registration Statement).

99.1	Second Amended and Restated 1999 Long-Term Incentive Plan of First Security Group, Inc. [1]

99.2	First Security Group, Inc. 2002 Long-Term Incentive Plan. [2]
______________________
1  Incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 filed on April 20, 2001 (File No. 333-59338).

2  Incorporated by reference as Appendix A to the Registrant’s Proxy Statement filed on August 16, 2002 (File No. 000-49747).

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided , however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on this  12 th day of June, 2003.

FIRST SECURITY GROUP, INC.

By:	/s/ Rodger B. Holley
Rodger B. Holley
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rodger B. Holley	President, Chief Executive Officer and	June 12, 2003
Chairman of the Board of Directors
Rodger B. Holley	(Principal Executive Officer)

/s/ William L. Lusk, Jr.	Secretary, Chief Financial Officer, and	June 12, 2003
Executive Vice-President
William L. Lusk, Jr.	(Principal Financial and
Accounting Officer)

/s/ J.C. Harold Anders *	Director	June 12, 2003

Harold Anders

/s/ Larry R. Belk *	Director	June 12, 2003

Larry R. Belk

/s/ Clayton Causby *	Director	June 12, 2003

Clayton Causby

/s/ Kenneth C. Dyer, III *	Director	June 12, 2003

Kenneth C. Dyer

/s/ Douglas F. Heuer, III *	Director	June 12, 2003

Douglas F. Heuer, III

/s/ Carol H. Jackson *	Director	June 12, 2003

Carol H. Jackson

/s/ Ralph L. Kendall *	Director	June 12, 2003

Ralph L. Kendall

/s/ William B. Kilbride *	Director	June 12, 2003

William B. Kilbride

/s/ D. Ray Marler *	Director	June 12, 2003

D. Ray Marler

/s/ Lloyd L. Montgomery, III *	Director	June 12, 2003

Lloyd L. Montgomery, III

/s/ Hugh J. Moser, III *	Director	June 12, 2003

Hugh J. Moser, III

/s/ H. Patrick Wood *	Director	June 12, 2003

H. Patrick Wood

________________________

* By: WILLIAM L. LUSK, JR.
         Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Description

5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP with respect to the securities being registered, including consent.

23.	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of Joseph Decosimo and Company, LLP, independent auditors.

24.1	Power of Attorney ( previously filed with the Registration Statement).

99.1	Second Amended and Restated 1999 Long-Term Incentive Plan of First Security Group, Inc. 1

99.2	First Security Group, Inc. 2002 Long-Term Incentive Plan. 2
_________________________
1  Incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 filed on April 20, 2001 (File No. 333-59338).

2  Incorporated by reference as Appendix A to the Registrant’s Proxy Statement filed on August 16, 2002 (File No. 000-49747).